EXHIBIT 99.1
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ELINEAR COMPLETES $5 MILLION FINANCING WITH LAURUS FUNDS
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HOUSTON,  TEXAS  February 25, 2004 - eLinear, Inc. (OTCBB: ELIN) announced today that it has completed a $5 million revolving credit facility with Laurus Master Fund, Ltd. ("Laurus Funds"), a financial institution specializing in providing asset-based financing to public companies.

Under the terms of the credit facility, eLinear can borrow up to $5,000,000 at an annual interest rate of prime plus .75% (with a minimum rate of 4.75%) based on its eligible accounts receivable balances. This credit facility is secured by all of the assets of eLinear. Payment of interest and principal can, under certain circumstances, be made with shares of eLinear common stock at a conversion price of $2.91 per share. In connection with the execution of this credit facility, eLinear issued Laurus Funds a seven-year warrant to purchase 290,000 shares of eLinear common stock at exercise prices ranging from $3.05 to $3.32 per share.

Kevan Casey, CEO of eLinear, stated, "This financing, coupled with our recent $5.9 million in equity funding, provides us with a solid financial foundation. We intend to use these funds to rapidly expand our sales through internal growth and acquisitions."

ABOUT  ELINEAR,  INC.

eLinear, Inc. is a total Information Technology solutions provider of technology consulting, network and storage solutions infrastructure and a provider of digital voice, data, video and security services for both commercial and residential customers. Typically, the company's customers are Fortune 2000 and small to medium business organizations. eLinear's services are offered to companies seeking to increase productivity or reduce costs through investing in technology. A majority of the company's customers are located in Houston, Texas.

SAFE  HARBOR  STATEMENT

This press release contains statements that may constitute forward-looking statements, including the company's ability to utilize its recent fundings and financing to continue its revenue growth and. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear's future business and financial results, refer to eLinear's Annual Report on Form 10-KSB/A for the year ended December 31, 2003. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION CONTACT:

     KEVAN CASEY, CEO

     PHONE: (713) 896-0500

     E-MAIL: INVESTORRELATIONS@ELINEAR.COM



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